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                                                             Exhibit (h)(33)(b)

                     Amendment No. 1 to Services Agreement

                          Effective as of May 1, 2006

The PIMCO Services Agreement dated October 2, 2000 (the "Agreement"), by and between Pacific Investment Management Company LLC ("PIMCO") and The United States Life Insurance Company in the City of New York (the "Company"), is hereby amended as follows pursuant to Section 4 of the Agreement:

    1) Section 2 of the Agreement is deleted and replaced in its entirety with the following:

   Compensation. In consideration of the Services, PIMCO agrees to pay to the Company a service fee at an annual rate equal to ___ (__) basis points (__%) of the average daily value of the Shares (except with respect to Shares of the CommodityRealReturn Strategy Portfolio) held in the Separate Accounts. With respect to Shares of the CommodityRealReturn Strategy Portfolio held in the Separate Accounts, in consideration of the Services, PIMCO agrees to pay to the Company a service fee at an annual rate equal to ___ (__) basis points (__%) of the average daily value of the Shares of such Portfolio held in the Separate Accounts.

   Such payments will be made monthly in arrears. For purposes of computing the payment to the Company under this paragraph 2, the average daily value of Shares held in the Separate Accounts over a monthly period shall be computed by totaling such Separate Accounts' aggregate investment (Share net asset value multiplied by total number of Shares held by such Separate Accounts) on each business day during the calendar month, and dividing by the total number of business days during such month. The payment to the Company under this paragraph 2 shall be calculated by PIMCO at the end of each calendar month and will be paid to the Company within 30 days thereafter. Payment will be accompanied by a statement showing the calculation of the monthly amounts payable by PIMCO and such other supporting data as may be reasonably requested by the Company.

All other terms of the Agreement shall remain in full force and effect.

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   IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date above.

                                          Pacific Investment Management Company
                                          LLC

                                          By:
                                                  ------------------------------
                                          Name:
                                          Title:

                                          The United States Life Insurance
                                          Company in the City of New York

                                          By:
                                                  ------------------------------
                                          Name:
                                          Title:

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